Press Release – Mifflintown, PA – February 4, 2014
Juniata Valley Financial Corp. Announces Earnings and Declares Dividend

Marcie A. Barber, President and Chief Executive Officer of Juniata Valley Financial Corp. (OTC BB: JUVF), announced that net income and earnings per share for the quarter ended December 31, 2013 were $967,000 and $0.23, respectively, compared to $883,000 and $0.21, respectively, for the quarter ended December 31, 2012. For the full year of 2013, net income was $4,001,000, and earnings per share were $0.95, representing increases of 9.7% and 10.5%, respectively, as compared to 2012.

Juniata Valley's fourth quarter 2013 earnings and key performance ratios, including return on average assets (ROA), return on average equity (ROE) and earnings per share (EPS), in comparison to the fourth quarter of 2012 and to the immediate preceding quarter ending September 30, 2013, are shown in the table below.

	Quarter Ended
	December 31, 2013	December 31, 2012	September 30, 2013
	Results	Results	Results
Net Income	$967,000	$883,000	$1,019,000
ROA	0.86%	0.78%	0.90%
ROE	7.86%	7.06%	8.35%
EPS (basic and fully diluted)	$0.23	$0.21	$0.24

The net interest margin on a fully tax-equivalent basis rose by 3 basis points to 3.57% in the fourth quarter of 2013 compared to the immediate preceding quarter. As compared to the fourth quarter in 2012, the net interest margin was 5 basis points lower. Net interest income decreased slightly when compared to the same quarter one year ago, primarily as a result of a lower average yield earning assets in the 2013 period, as the sustained period of low market interest rates continued. For the year ended December 31, the net interest margin was 3.55% in 2013 versus 3.68% in 2012, due to both lower balances of earning assets and lower yields on loans. Compared to 2012, average loan balances declined by 2.0% in 2013. Several factors contributed to the decrease in loan balances. Non-performing and risk rated loans were addressed, through liquidation of loans or exit from the relationships, and soft economic conditions weakened loan demand when compared to 2012. Additionally, in order to minimize long-term interest rate risk, most fixed-rate residential mortgage loans originated by Juniata in 2013 were sold into the secondary market, with Juniata retaining the associated servicing rights; while this activity allows the generation of fee income, it also limits the growth of loans. While average balances for the year declined, we experienced a higher level of new loan activity, particularly in the business loan portfolio, in the third and fourth quarters of 2013, than experienced in recent prior periods. However, much of the new loan activity was offset by reductions in balances of non-performing loans. During the most recent quarter, average outstanding loan balances increased by 0.6% over the previous quarter. At December 31, 2013, total outstanding loans exceeded balances at December 31, 2012 by 0.1%.

Ms. Barber commented, “We are pleased with improvements in our credit quality and the recent increase in loan demand. These dynamics combined with prudent expense management efforts resulted in increased profitability in 2013. We continue to be optimistic about our growth opportunities.”

Juniata Valley continued its efforts to address non-performing and potential non-performing loans and, as a result, the level of such loans declined during the fourth quarter of 2013. Total non-performing loans as of December 31, 2013 reflected an improvement of 16.3% compared to September 30, 2013, and 26.6% as compared to December 31, 2012. For the year ended December 31, 2013, the loan loss provision was $415,000 versus $1,411,000 for the year ended December 31, 2012.

Non-interest income in the fourth quarter of 2013 increased by 5.4% and decreased by 2.2%, respectively, when compared to the immediate preceding quarter and the same quarter one year ago. On a year-to-date basis, non-interest income in 2012 exceeded non-interest income in 2013 by 7.8%, primarily due to reductions in fees and gains related to originating loans to be sold in the secondary market. Loan origination activities decreased in 2013 as compared to the activity experienced in 2012, resulting in a decline in associated gains on the sale of loans when comparing the fourth quarter of 2013 and the full year of 2013 with the fourth quarter of 2012 and the full year of 2012.

The Bank is a partner in a low-income housing project designed to support the local community and generate tax credits for the partner. The investment, when fully funded, will be $4.7 million. The investment will be fully amortized over the ten-year term of the qualified tax credits and such amortization and tax credits began to be recognized in the second quarter of 2013. As a result, non-interest expense in the fourth quarter of 2013 included $158,000 of amortization expense that was also recorded in the prior quarter but not in the prior year periods. The amortization expense was offset by recording the benefit of the tax credit of $185,000 as part of the tax provision in each of the most recent three quarters. Excluding the effect of the amortization expense, non-interest expense decreased in the fourth quarter of 2013 by 1.9%, when compared to the same quarter one year ago, and by 2.9% when comparing the full year of 2013 to 2012. In each instance, the decrease was due primarily to lower costs of employee benefits.

The tax provision of $46,000 and $505,000 in the fourth quarter and year-to-date 2013, respectively, reflected the application of the aforementioned tax credit which lowered the effective tax rate from 21.5% in the fourth quarter of 2012 to 4.5% in the fourth quarter of 2013, and from 21.1% in 2012 to 11.2% in 2013. Exclusive of the tax credit, the effective tax rate was 22.8% for the fourth quarter of 2013 and 23.5% for the full year of 2013.

Total assets of $448.8 million on December 31, 2013 remained essentially unchanged from December 31, 2012.

On January 21, 2014, Juniata Valley Financial Corp.’s Board of Directors declared a cash dividend of $0.22 per share for the first quarter of 2014, payable on March 3, 2014 to shareholders of record on February 14, 2014.

Management considers subsequent events occurring after the statement of condition date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”).  Accordingly, the financial information in this announcement is subject to change.

The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with twelve community offices located in Juniata, Mifflin, Perry and Huntingdon Counties. In addition, Juniata Valley owns 39.16% of Liverpool Community Bank, which it carries under the equity method of accounting. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades over the counter under the symbol JUVF.

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. When words such as “believes”, “expects”, “anticipates” or similar expressions are used in this release, Juniata Valley is making forward-looking statements. Such information is based on Juniata Valley’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual results may differ materially from this “forward looking” information. Many factors could affect future financial results. Juniata Valley undertakes no obligation to publicly update or revise forward looking information, whether as a result of new or updated information, future events, or otherwise. For a more complete discussion of certain risks and uncertainties affecting Juniata Valley, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata Valley’s filings with the Securities and Exchange Commission.